Intrepid Potash Announces Fourth Quarter and Full Year 2016 Results

DENVER, February 28, 2017 - Intrepid Potash Inc. (Intrepid) (NYSE:IPI) today reported its financial results for the fourth quarter and full year 2016.

Fourth Quarter Results

•	Net loss totaled $16.6 million, or $0.22 per share, compared with net loss of $518.3 million, or $6.85 per share, in the fourth quarter 2015.

•
Adjusted net loss[1], which excludes certain items that impact comparability across periods, of $14.5 million, or $0.19 per share, compared with adjusted net loss of $20.1 million, or $0.26 per share, in 2015.

•	Potash sales revenue increased 13% due to a 51% increase in sales volumes, offset by a 33% decrease in average net realized sales price per ton[1].

•	Trio® sales revenue declined 28%, driven primarily by a 30% decrease in the average net realized sales price per ton.

Full Year Results

•	Net loss of $66.6 million, or $0.88 per share, compared with net loss of $524.8 million, or $6.94 per share, for 2015.

•	Adjusted net loss of $61.9 million, or $0.82 per share, compared with adjusted net loss of $22.9 million, or $0.31 per share, for 2015.

•	Potash sales revenue decreased 27%, as a result of a 42% decline in average net realized sales price per ton, offset by a 16% increase in sales volumes.

•	Trio® average net realized sales price per ton declined 21%, contributing to a 26% decline in Trio® sales revenue.

"2016 was a transitional year for Intrepid, as we streamlined our business to focus on lower-cost solar potash and our specialty Trio® product and revised our debt instruments to better support our current operations," said Intrepid's Executive Chairman, President and CEO Bob Jornayvaz. "The improved selling environment for potash that began towards the end of the third quarter has continued, as we saw healthy demand and improved pricing during the fourth quarter."

Jornayvaz continued, "As we look into 2017, we expect to see the full benefit of recent potash price increases and the margin benefit of solar potash tons. We have placed Trio® tons in strategic locations both domestically and abroad and believe we are well-positioned to capitalize on a strong spring season. Moving forward, we remain focused on selectively selling potash into high-margin opportunities, expanding our global presence for Trio®, improving our overall cost profile, and optimizing our asset portfolio."

Strategic Alternatives Review

In December, Intrepid engaged Cantor Fitzgerald to assist with the evaluation of various strategic alternatives. These alternatives, could include, among others, continuing with Intrepid's current operating plan, equity offerings or balance sheet restructurings, merger and acquisition opportunities, partnership or joint venture opportunities, entering into new or complementary businesses, or a sale of Intrepid or some or all of its assets. This evaluation is ongoing.

Segment Highlights

Potash

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(in thousands, except per ton data)
Potash sales	$31,246	$27,648	$159,494	$217,467
Potash gross deficit	$(4,128)	$(28,644)	$(28,652)	$(26,540)

Potash production volume (in tons)	110	218	493	768
Potash sales volume (in tons)	134	89	681	587

Average potash net realized sales price per ton(1)	$185	$277	$195	$339

Sales volumes increased 51% and 16% in the fourth quarter and full year of 2016, respectively, compared to the fourth quarter and full year 2015. The price increases announced late in the third quarter provided stability to the potash market and have increased buyer confidence entering the spring season. Fourth quarter and full year average net realized sales prices per ton decreased 33% and 42%, respectively, compared to year-ago periods. Fourth quarter average net realized sales price per ton increased 4% as compared to the sequential third quarter of 2016, although Intrepid does not expect the full effect of price increases announced last fall to be realized in revenue until the first quarter of 2017.

Potash production decreased 50% and 36% in the fourth quarter and full year 2016 periods, respectively, compared to the year-ago comparable periods. Production decreases were driven primarily by the transition to solar-only potash production in the third quarter of 2016.

The potash segment generated a gross deficit of $4.1 million in the fourth quarter of 2016 as the Company sold tons that had been priced prior to last fall's price increases and sold its remaining conventionally produced granular inventory. Full year gross deficit of $28.7 million was a result of lower potash pricing and $18.4 million of lower-of-cost-or-market adjustments.

Trio®

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(in thousands, except per ton data)
Trio® sales	$10,942	$15,171	$51,454	$69,716
Trio® gross (deficit) margin	$(2,876)	$185	$(595)	$11,063

Trio® production volume (in tons)	79	46	279	162
Trio® sales volume (in tons)	38	38	146	163

Average Trio® net realized sales price per ton(1)	$230	$330	$287	$364

Trio® sales revenue declined 28% and 26% in the fourth quarter and full year of 2016, respectively, compared to the same periods in 2015. Year-over-year declines were driven primarily by decreases in the average net realized sales price per ton of 30% and 21% in the fourth quarter and full year 2016, respectively. Trio® sales volumes were 38,000 tons in the fourth quarter of 2016, unchanged from prior year. Full year 2016 sales volumes were 146,000 tons, a 10% decrease compared to the prior year, primarily due to delays in customer purchasing resulting from uncertainty in nutrient pricing and increased availability of product.

Trio® production for both the fourth quarter and full year 2016 increased 72% over the comparable year-ago periods. Fourth quarter 2016 Trio® production declined 7% when compared to the third quarter 2016 as Intrepid implemented a reduced operating schedule at its East facility in December 2016.

Gross deficit for the Trio® segment was $2.9 million in the fourth quarter of 2016, compared to gross margin of $0.2 million in the fourth quarter of 2015. Full year gross deficit for 2016 was $0.6 million, compared to gross margin of $11.1 million for the full year 2015. Declines in both periods were the result of a lower average net realized sales price per ton.

Liquidity

Cash and investments as of December 31, 2016, totaled $4.5 million. During the fourth quarter, Intrepid made an early repayment on its senior notes totaling $16.2 million, of which $15 million was applied to the outstanding principal balance. As of December 31, 2016, Intrepid had $135 million of senior notes outstanding and there were no advances outstanding on Intrepid's $35 million asset backed credit facility with Bank of Montreal.

Notes

1 Adjusted net loss, adjusted net loss per diluted share, and average net realized sales price per ton are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.

Unless expressly stated otherwise or the context otherwise requires, references to tons in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information

A teleconference to discuss the quarter is scheduled for February 28, 2017, at 10:00 a.m. ET. The dial in number is 800-319-4610 for the U.S. and Canada, and is +1-631-891-4304 for other countries. The call will also be streamed on the Intrepid website, www.intrepidpotash.com.

An audio recording of the conference call will be available through March 28, 2017, at www.intrepidpotash.com and by dialing 800-319-6413 for the U.S. and Canada, or +1-631-883-6842 for other countries. The replay will require the input of the conference identification number 1192.

About Intrepid

Intrepid Potash (NYSE:IPI) is the only U.S. producer of muriate of potash. Potash is applied as an essential nutrient for healthy crop development, utilized in several industrial applications and used as an ingredient in animal feed. Intrepid also produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle.

Intrepid serves diverse customers in markets where a logistical advantage exists; and is a leader in the utilization of solar evaporation production, one of the lowest cost, environmentally friendly production methods for potash. Intrepid's production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll on the Intrepid website, www.intrepidpotash.com to receive automatic email alerts or Really Simple Syndication (RSS) feeds regarding new postings.

Forward-looking Statements

This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document relate to, among other things, statements about the Company's future performance and management's expectations for the future, the Company's engagement of an investment bank to assist in assessing potential strategic alternatives, as well as the Company's financial performance, production costs, operating plans, and market outlook. These statements are based on assumptions that the Company believes are reasonable. Forward-looking statements by their nature address matters that are uncertain. The particular uncertainties that could cause Intrepid's actual results to be materially different from its forward-looking statements include the following:

•	the Company's evaluation and assessment of potential strategic alternatives and any possible outcomes of that assessment;

•	the Company's ability to consummate any strategic transaction on favorable terms or at all;

•	the Company's ability to comply with the revised terms of its senior notes and its revolving credit facility, including the covenants in each agreement, to avoid a default under those agreements;

•
the Company's ability to successfully execute on its plans to transition the Company's sales model after the idling of the West facility and the transitioning of the East facility to Trio®-only production;

•	the Company's ability to successfully identify and implement any opportunities to expand operations to include more by-products and non-potassium related products;

•	the Company's ability to expand Trio® sales internationally and manage risks associated with international sales, including pricing pressure;

•	changes in the price, demand, or supply of potash or Trio®;

•	the costs of, and the Company's ability to successfully construct, commission, and execute, any strategic projects;

•	declines or changes in agricultural production or fertilizer application rates;

•	further write-downs of the carrying value of assets, including inventories;

•
circumstances that disrupt or limit production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems;

•	changes in reserve estimates;

•	currency fluctuations;

•	adverse changes in economic conditions or credit markets;

•	the impact of governmental regulations, including environmental and mining regulations, the enforcement of those regulations, and governmental policy changes;

•	adverse weather events, including events affecting precipitation and evaporation rates at the Company's solar solution mines;

•	increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise;

•	changes in the prices of raw materials, including chemicals, natural gas, and power;

•	the Company's ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations;

•	declines in the use of potash products by oil and gas companies in their drilling operations;

•	interruptions in rail or truck transportation services, or fluctuations in the costs of these services;

•	the Company's inability to fund necessary capital investments;

•
and the other risks, uncertainties, and assumptions described in the Company's periodic filings with the Securities and Exchange Commission, including in "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2016.

In addition, new risks emerge from time to time. It is not possible for the Company to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements the Company may make.

All information in this document speaks as of the date of this release. New information or events after that date may cause our forward-looking statements in this document to change. We undertake no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Brian Frantz, Senior Vice President and Chief Accounting Officer
Phone: 303-996-3023
Email: brian.frantz@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2016 AND 2015
(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Sales	$42,188	$42,819	$210,948	$287,183
Less:
Freight costs	8,806	5,565	36,256	28,723
Warehousing and handling costs	3,188	3,556	11,006	13,939
Cost of goods sold	33,953	36,953	170,852	217,821
Lower-of-cost-or-market inventory adjustments	3,245	21,709	20,374	31,772
Costs associated with abnormal production and other	—	3,495	1,707	10,405
Gross Deficit	(7,004)	(28,459)	(29,247)	(15,477)

Selling and administrative	4,197	5,650	20,034	27,486
Debt restructuring expense	3,072	—	3,072	—
Accretion of asset retirement obligation	442	424	1,768	1,696
Restructuring expense	408	—	2,723	—
Impairment of long-lived assets	—	323,796	—	323,796
Care and maintenance expense	884	—	2,603	—
Other operating expense (income)	146	3,605	(1,666)	1,335
Operating Loss	(16,153)	(361,934)	(57,781)	(369,790)

Other Income (Expense)
Interest expense, net	(2,488)	(1,531)	(11,622)	(6,351)
Interest income	5	176	286	763
Other income	703	134	1,122	575
Loss Before Income Taxes	(17,933)	(363,155)	(67,995)	(374,803)

Income Tax Benefit (Expense)	1,366	(155,104)	1,362	(149,973)
Net Loss	$(16,567)	$(518,259)	$(66,633)	$(524,776)

Weighted Average Shares Outstanding:
Basic	75,839,998	75,702,700	75,818,735	75,669,489
Diluted	75,839,998	75,702,700	75,818,735	75,669,489
Loss Per Share:
Basic	$(0.22)	$(6.85)	$(0.88)	$(6.94)
Diluted	$(0.22)	$(6.85)	$(0.88)	$(6.94)

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF DECEMBER 31, 2016 AND 2015
(In thousands, except share and per share amounts)

	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$4,464	$9,307
Short-term investments	—	50,523
Accounts receivable:
Trade, net	10,343	9,743
Other receivables, net	492	1,470
Refundable income taxes	1,379	315
Inventory, net	94,355	106,531
Other current assets	12,710	17,826
Total current assets	123,743	195,715

Property, plant, equipment, and mineral properties, net	388,490	419,476
Long-term parts inventory, net	21,037	17,344
Long-term investments	—	3,799
Other assets, net	7,631	3,635
Total Assets	$540,901	$639,969

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable:
Trade	$10,210	$15,709
Related parties	31	45
Accrued liabilities	8,690	15,429
Accrued employee compensation and benefits	4,225	7,409
Other current liabilities	964	547
Total current liabilities	24,120	39,139

Long-term debt, net	133,434	149,485
Asset retirement obligation	19,976	22,951
Other non-current liabilities	—	1,868
Total Liabilities	177,530	213,443

Commitments and Contingencies

Common stock, $0.001 par value; 400,000,000 and 100,000,000 shares authorized; and 75,839,998 and 75,702,700 shares
outstanding at December 31, 2016, and 2015, respectively	76	76
Additional paid-in capital	583,653	580,227
Accumulated other comprehensive loss	—	(52)
Retained deficit	(220,358)	(153,725)
Total Stockholders' Equity	363,371	426,526
Total Liabilities and Stockholders' Equity	$540,901	$639,969

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2016 AND 2015
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Cash Flows from Operating Activities:
Net loss	(16,567)	(518,259)	(66,633)	(524,776)
Adjustments to reconcile net loss to net cash provided by operating activities:
Impairment of long-lived assets	—	323,796	—	323,796
Deferred income taxes	—	155,232	—	150,096
Depreciation, depletion, and accretion	9,716	26,648	42,681	87,676
Amortization of deferred financing costs	(115)	79	2,113	352
Stock-based compensation	1,047	1,300	3,599	5,080
Reserve for obsolescence	(166)	2,260	349	2,260
Loss on disposal of assets	272	679	262	679
Lower-of-cost-or-market inventory adjustments	3,245	21,709	20,374	31,772
Other	—	176	480	1,495
Changes in operating assets and liabilities:
Trade accounts receivable, net	6,786	11,615	(600)	18,818
Other receivables, net	2,172	1,741	977	2,126
Refundable income taxes	(1,255)	(117)	(1,163)	(201)
Inventory, net	3,961	(23,063)	(12,239)	(57,448)
Other current assets	(6,604)	(12,110)	5,370	(13,227)
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	(7,230)	(11,195)	(12,387)	(5,553)
Other liabilities	21	(1,393)	(1,453)	(255)
Net cash (used in) provided by operating activities	(4,717)	(20,902)	(18,270)	22,690

Cash Flows from Investing Activities:
Additions to property, plant, equipment, and mineral properties	(3,636)	(9,034)	(17,892)	(46,016)
Purchases of investments	—	—	(10,325)	(78,568)
Proceeds from sale of investments	4,905	14,921	60,727	45,007
Net cash provided by (used in) investing activities	1,269	5,887	32,510	(79,577)

Cash Flows from Financing Activities:
Repayment of long-term debt	(15,000)	—	(15,000)	—
Debt issuance costs	(67)	—	(3,910)	(356)
Employee tax withholding paid for restricted stock upon vesting	—	—	(173)	(1,039)
Net cash used in financing activities	(15,067)	—	(19,083)	(1,395)

Net Change in Cash and Cash Equivalents	(18,515)	(15,015)	(4,843)	(58,282)
Cash and Cash Equivalents, beginning of period	22,979	24,322	9,307	67,589
Cash and Cash Equivalents, end of period	$4,464	$9,307	$4,464	$9,307

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Production volume (in thousands of tons):
Potash	110	218	493	768
Langbeinite	79	46	279	162
Sales volume (in thousands of tons):
Potash	134	89	681	587
Trio®	38	38	146	163

Average net realized sales price per ton (1)
Potash	$185	$277	$195	$339
Trio®	$230	$330	$287	$364

Three Months Ended December 31, 2016 (in thousands):	Potash	Trio®	Corporate	Consolidated
Sales	$31,246	$10,942	$—	$42,188
Less: Freight costs	6,505	2,301	—	8,806
Warehousing and handling costs	2,081	1,107	—	3,188
Cost of goods sold(4)	25,201	8,752	—	33,953
Lower-of-cost-or-market inventory adjustments	1,587	1,658	—	3,245
Costs associated with abnormal production and other	—	—	—	—
Gross Deficit	$(4,128)	$(2,876)	$—	$(7,004)
Depreciation, depletion and amortization incurred(3)	$8,966	$686	$64	$9,716

Year Ended December 31, 2016 (in thousands):	Potash	Trio®	Corporate	Consolidated
Sales	$159,494	$51,454	$—	$210,948
Less: Freight costs	26,661	9,595	—	36,256
Warehousing and handling costs	8,439	2,567	—	11,006
Cost of goods sold(4)	134,017	36,835	—	170,852
Lower-of-cost-or-market inventory adjustments	18,380	1,994	—	20,374
Costs associated with abnormal production and other(2)	649	1,058	—	1,707
Gross Deficit	$(28,652)	$(595)	$—	$(29,247)
Depreciation, depletion and amortization incurred(3)	$37,936	$3,836	$909	$42,681

Three Months Ended December 31, 2015 (in thousands):	Potash	Trio®	Corporate	Consolidated
Sales	$27,648	$15,171	$—	$42,819
Less: Freight costs	3,004	2,561	—	5,565
Warehousing and handling costs	2,778	778	—	3,556
Cost of goods sold(4)	25,306	11,647	—	36,953
Lower-of-cost-or-market inventory adjustments	21,709	—	—	21,709
Costs associated with abnormal production and other	3,495	—	—	3,495
Gross (Deficit) Margin	$(28,644)	$185	$—	$(28,459)
Depreciation, depletion and amortization incurred(3)	$18,604	$7,405	$639	$26,648

Year Ended December 31, 2015 (in thousands):	Potash	Trio®	Corporate	Consolidated
Sales	$217,467	$69,716	$—	$287,183
Less: Freight costs	18,262	10,461	—	28,723
Warehousing and handling costs	11,213	2,726	—	13,939
Cost of goods sold(4)	172,355	45,466	—	217,821
Lower-of-cost-or-market inventory adjustments	31,772	—	—	31,772
Costs associated with abnormal production and other	10,405	—	—	10,405
Gross (Deficit) Margin	$(26,540)	$11,063	$—	$(15,477)
Depreciation, depletion and amortization incurred(3)	$68,562	$16,993	$2,121	$87,676

(1) Average net realized sales price is a non-GAAP financial measure. See the non-GAAP reconciliations set forth later in this press release for additional information.
(2) Costs associated with abnormal production for the year ended December 31, 2016, include costs incurred in conjunction with the conversion of the East facility to Trio®-only production.
(3) Depreciation, depletion and amortization incurred for potash and Trio® excludes depreciation, depletion and amortization amounts absorbed in or (relieved from) inventory.
(4) Cost of goods sold are presented net of by-product credits which were $9.0 million and $7.9 million for the years ended December 31, 2016 and 2015, respectively. By-product credits were $2.1 million and $2.2 million for the three months ended December 31, 2016 and 2015, respectively.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2016 AND 2015
(In thousands, except per share amounts)

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use several non-GAAP financial measures to monitor and evaluate our performance. These non-GAAP financial measures include adjusted net loss, adjusted net loss per diluted share, average net realized sales price per ton, and adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA). These non-GAAP financial measures should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

We believe these non-GAAP financial measures provide useful information to investors for analysis of our business. We also refer to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

Below is additional information about our non-GAAP financial measures, including reconciliations of our non-GAAP financial measures to the most directly comparable GAAP measures.

Adjusted Net Loss and Adjusted Net Loss Per Diluted Share

Adjusted net loss and adjusted net loss per diluted share are calculated as net loss or loss per diluted share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. The Company considers these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of the Company's operating results excluding items that the Company believes are not indicative of its fundamental ongoing operations.

Reconciliation of Net Loss to Adjusted Net Loss:

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net Loss	$(16,567)	$(518,259)	$(66,633)	$(524,776)
Adjustments
Costs associated with abnormal production(1)	—	3,495	1,707	10,405
Early office lease termination fee(2)	—	—	—	1,248
Compensating tax adjustment(3)	—	—	(1,086)	—
Restructuring expense(4)	408	—	2,723	—
Debt restructuring expense(5)	3,072	—	3,072	—
Write-off of deferred financing fees(6)	—	—	1,883	—
Negotiated make-whole payment(7)	—	—	806	—
Insurance proceeds(8)	—	—	(1,211)	—
Refund of property taxes(9)	—	—	—	(2,000)
Insurable loss	—	2,453	—	2,453
Impairment of long-lived assets(10)	—	323,796	—	323,796
Calculated income tax effect(11)	(1,392)	(131,898)	(3,158)	(134,361)
Increase in valuation allowance on deferred tax assets(10)	—	300,332	—	300,332
Total adjustments	2,088	498,178	4,736	501,873
Adjusted Net Loss	$(14,479)	$(20,081)	$(61,897)	$(22,903)

Reconciliation of Net Loss per Share to Adjusted Net Loss per Share:

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net Loss Per Diluted Share	$(0.22)	$(6.85)	$(0.88)	$(6.94)
Adjustments
Costs associated with abnormal production(1)	—	0.05	0.02	0.14
Early office lease termination fee(2)	—	—	—	0.02
Compensating tax adjustment(3)	—	—	(0.01)	—
Restructuring expense(4)	0.01	—	0.04	—
Debt restructuring expense(5)	0.04	—	0.04	—
Write-off of deferred financing fees(6)	—	—	0.02	—
Negotiated make-whole payment(7)	—	—	0.01	—
Insurance proceeds(8)	—	—	(0.02)	—
Refund of property taxes(9)	—	—	—	(0.03)
Insurable loss	—	0.03	—	0.03
Impairment of long-lived assets(10)	—	4.28	—	4.28
Calculated income tax effect(11)	(0.02)	(1.74)	(0.04)	(1.78)
Increase in valuation allowance on deferred tax assets(10)	—	3.97	—	3.97
Total adjustments	0.03	6.59	0.06	6.63
Adjusted Net Loss Per Diluted Share	$(0.19)	$(0.26)	$(0.82)	$(0.31)

(1) As a result of the temporary suspensions of production at Intrepid's West and East facilities, Intrepid determined that approximately $1.7 million and $10.4 million of production costs for the year ended December 31, 2016, and 2015, respectively, would have been allocated to additional product tons produced, assuming the facility had been operating at normal production rates. Accordingly, these costs were excluded from Intrepid's inventory values and instead directly expensed as period production costs. Intrepid compares actual production levels relative to what it estimated could have been produced if it had not incurred the temporary production suspensions and lower operating rates in order to determine the abnormal cost adjustment.

(2) In May 2015, Intrepid exercised an option to terminate its corporate office lease prior to its original expiration date. Under the terms of the lease, Intrepid incurred a lease termination penalty, a portion of which was paid in December 2015, with the remainder to be paid in March 2017.

(3) During the year ended December 31, 2016, Intrepid recorded into income $1.1 million in compensating taxes previously received in 2013.

(4) As a result of the decision to idle the West facility, the transition of the East facility to Trio®-only production, and a reduced operating schedule at East, Intrepid recorded restructuring expenses of $2.7 million, primarily relating to severance payments for the year ended December 31, 2016.

(5) In conjunction with Intrepid's debt restructuring, the Company expensed $3.1 million of professional fees paid to third parties.

(6) During the first three quarters of 2016, Intrepid amended its previous unsecured credit facility to reduce the maximum availability under the facility, as well as to accelerate the facility's maturity date.  In addition, on October 3, 2016, Intrepid made a $15 million early repayment of principal on its senior notes. As a result of these actions, Intrepid wrote off a portion of the financing fees that had previously been capitalized related to the debt facility and the senior notes.

(7) On September 30, 2016, Intrepid entered into an amendment and waiver with its noteholders, pursuant to which Intrepid made a $15 million early repayment of principal on its senior notes on October 3, 2016. As a result of this early repayment, the amendment and waiver provided that Intrepid also pay $0.8 million as a negotiated make-whole payment.

(8) During the year ended December 31, 2016, Intrepid received insurance proceeds related to damages caused by a snowstorm in Carlsbad, New Mexico in December 2015.

(9) In late 2014, Intrepid initiated legal action in the State of New Mexico regarding its 2014 property tax assessments. In June 2015, Intrepid settled the action with the State of New Mexico and recorded a $2.0 million receivable resulting from the settlement.

(10) In connection with the transition of the East facility to a Trio®-only producing facility and the decreases in product prices during the last half of 2015, Intrepid evaluated its long-lived assets for impairment. Based on that evaluation, Intrepid recorded an impairment of $323.8 million related to its West, East and North facilities in New Mexico. Intrepid also increased the valuation allowance on deferred tax assets as of December 31, 2015.

(11) Assumes an annual effective tax rate of 40%.

Average Net Realized Sales Price per Ton

Average net realized sales price per ton is calculated as sales, less freight costs, divided by the number of tons sold in the period. The Company considers average net realized sales price per ton to be useful because it shows average per-ton pricing without the effect of certain transportation and delivery costs. When the Company arranges transportation and delivery for a customer, it includes in revenue and in freight costs the costs associated with transportation and delivery. However, many of the Company's customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in the Company's revenue and freight costs. The Company uses average net realized sales price per ton as a key performance indicator to analyze sales and pricing trends.

Reconciliation of Sales to Average Net Realized Sales Price per Ton:

	Three Months Ended December 31,
	2016			2015
	Potash	Trio®	Total	Potash	Trio®	Total
Sales	$31,246	$10,942	$42,188	$27,648	$15,171	$42,819
Freight costs	6,505	2,301	8,806	3,004	2,561	5,565
Subtotal	$24,741	$8,641	$33,382	$24,644	$12,610	$37,254

Divided by:
Tons sold (in thousands)	134	38		89	38
Average net realized sales price per ton	$185	$230		$277	$330

	Year Ended December 31,
	2016			2015
	Potash	Trio®	Total	Potash	Trio®	Total
Sales	$159,494	$51,454	$210,948	$217,467	$69,716	$287,183
Freight costs	26,661	9,595	36,256	18,262	10,461	28,723
Subtotal	$132,833	$41,859	$174,692	$199,205	$59,255	$258,460

Divided by:
Tons sold (in thousands)	681	146		587	163
Average net realized sales price per ton	$195	$287		$339	$364

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is calculated as net loss adjusted for compensating tax adjustments, restructuring expenses, debt restructuring expenses, gains from insurance proceeds, insurable losses, impairments of long-lived assets, early office lease termination fees, refunds of property taxes, interest expense (which includes amounts related to the negotiated make-whole payment and the write-off of certain deferred financing costs), income tax (benefit) expense, depreciation, depletion, and asset retirement obligation accretion. The Company considers adjusted EBITDA to be useful because the measure reflects the Company's operating performance before the effects of certain non-cash items and other items that the Company believes are not indicative of its core operations. The Company uses adjusted EBITDA to assess operating performance.

Reconciliation of Net Loss to Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

Net Loss	$(16,567)	$(518,259)	$(66,633)	$(524,776)
Compensating tax adjustment(1)	—	—	(1,086)	—
Restructuring expense(2)	408	—	2,723	—
Debt restructuring expense(3)	3,072	—	3,072	—
Insurance proceeds(4)	—	—	(1,211)	—
Insurable loss	—	2,453	—	2,453
Impairment of long-lived assets(5)	—	323,796	—	323,796
Early office lease termination fee(6)	—	—	—	1,248
Refund of property taxes(7)	—	—	—	(2,000)
Interest expense	2,488	1,531	11,622	6,351
Income tax (benefit) expense (8)	(1,366)	155,104	(1,362)	149,973
Depreciation, depletion, and accretion	9,716	26,648	42,681	87,676
Total adjustments	14,318	509,532	56,439	569,497
Adjusted Earnings Before Interest, Taxes, Depreciation,
and Amortization	$(2,249)	$(8,727)	$(10,194)	$44,721

(1) During the year ended December 31, 2016, Intrepid recorded into income $1.1 million in compensating taxes previously received in 2013.

(2) As a result of the decision to idle the West facility, the transition of the East facility to Trio®-only production, and a reduced operating schedule at East, Intrepid recorded restructuring expenses of $2.7 million, primarily relating to severance payments for the year ended December 31, 2016.

(3) In conjunction with Intrepid's debt restructuring, the Company expensed $3.1 million of professional fees paid to third parties.

(4) During the year ended December 31, 2016, Intrepid received insurance proceeds related to damages caused by a snowstorm in Carlsbad, New Mexico in December 2015.

(5) In connection with the transition of the East facility to a Trio®-only producing facility and the decreases in product prices during the last half of 2015, Intrepid evaluated its long-lived assets for impairment. Based on that evaluation, Intrepid recorded an impairment of $323.8 million related to its West, East and North facilities in New Mexico.

(6) In May 2015, Intrepid exercised an option to terminate its corporate office lease prior to its original expiration date. Under the terms of the lease, Intrepid incurred a lease termination penalty, a portion of which was paid in December 2015, with the remainder to be paid in March 2017.

(7) In late 2014, Intrepid initiated legal action in the State of New Mexico regarding its 2014 property tax assessments. In June 2015, Intrepid settled the action with the State of New Mexico and recorded a $2.0 million receivable resulting from the settlement.

(8) Assumes an annual effective tax rate of 40%.